Exhibit 23

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KPMG LLP

2500 Ruan Center

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Des Moines, IA 50309

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

MidWestOne Financial Group, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-59510) Form S-8 and Form 10-K of MidWestOne Financial Group, Inc. and subsidiaries, our report dated February 13, 2004, relating to the consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003 which report appears in the Proxy dated March 26, 2004.

/S/    KPMG LLP

March 29, 2004

Des Moines, Iowa

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